UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 13, 2006

(Date of earliest event reported)

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

By resolution effective on September 7, 2006 of the Board of Directors of Tech Data Corporation (the “Company”), Robert M. Dutkowsky was named chief executive officer and appointed a member of the Board of Directors of the Company (the “Board”), both effective October 2, 2006. An employment agreement with Mr. Dutkowsky was also approved, the material terms of which are summarized under Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 7, 2006, the Board accepted the resignation of Steven A. Raymund as the Company’s chief executive officer effective October 2, 2006. Mr. Raymund will continue in the non-executive role of chairman of the Board.

In conjunction with Mr. Raymund’s transition, the Board, by action effective September 7, 2006, appointed Robert M. Dutkowsky to succeed Mr. Raymund in the position of chief executive officer effective October 2, 2006. The Company issued a press release announcing these developments, a copy of which, is attached hereto as Exhibit 99.1

The Board has approved the terms of an employment agreement between the Company and Mr. Dutkowsky effective October 2, 2006 (the “Employment Agreement”). Under the Employment Agreement, Mr. Dutkowsky will commence employment on October 2, 2006 as the Company’s chief executive officer and will continue employed in that capacity until the Employment Agreement is terminated by either party upon 15 days prior written notice. Mr. Dutkowsky will devote substantially all of his time in the performance of his duties as chief executive officer of the Company. Base compensation will be $900,000 per year with an opportunity to earn incentive compensation under the Company’s Executive Incentive Bonus Plan at target of 100% of base salary. Mr. Dutkowsky’s bonus is guaranteed to be at least the target bonus during the Company’s 2007 and 2008 fiscal years. On the effective date of employment, Mr. Dutkowsky will receive equity incentives totaling 300,000 maximum value stock settled stock appreciation rights (“MVSSARS”) and 40,000 restricted stock units (“RSUs”) pursuant to the terms of the Company’s Amended and Restated 2000 Equity Incentive Plan, as amended. In addition, at the time the Board awards equity incentives for the 2008 fiscal year, Mr. Dutkowsky will receive an additional 200,000 MVSSARs and 20,000 RSUs as equity incentives. The MVSSARs will vest in equal annual installments over 4 years from the date of grant. The MVSSARS will entitle Mr. Dutkowsky to payment equal to the appreciation in the value of the underlying common stock of the Company following grant, subject to a cap of $20 in maximum appreciated value per MVSSAR unit granted. The RSUs will vest in substantially equal quarterly installments over 3 years from the date of grant. The Employment Agreement provides for relocation benefits and for home sale assistance related to his current home. In the event that Mr. Dutkowsky resigns for “Good Reason” as defined in the Employment Agreement, or his employment is terminated for other than “Gross Misconduct” as defined in the Employment Agreement, Mr. Dutkowsky will be entitled to severance benefits under the Executive Severance Plan for a Benefits Period of 2 years. In certain change in control circumstances Mr. Dutkowsky’s unvested equity incentives will immediately vest. The Employment Agreement also provides that Mr. Dutkowsky will be appointed to the Board and that the Board will continue to nominate him for shareholder election as a member of the Board during the term of his employment with the Company.

Mr. Dutkowsky, age 51, has served as chairman, president and chief executive officer of Egenera, Inc. since February 2004. Mr. Dutkowsky’s career began in 1977 at IBM where he rose through the ranks serving in a multitude of sales, marketing and executive management positions including vice president, distribution IBM Asia/Pacific and vice president, worldwide sales and marketing for the RS/6000 line. While at IBM, Mr. Dutkowsky also held an assignment working directly for former IBM chief executive officer Lou Gerstner. In 1997, Mr. Dutkowsky joined EMC Corporation to serve as executive vice president, markets and channels; he was later promoted to president of the Data General division at EMC. In 2000, Mr. Dutkowsky was appointed chairman, president and chief executive officer of GenRad, Inc. and guided the publicly traded company through its merger with Teradyne. In January 2002, Mr. Dutkowsky was named president and chief executive officer of J.D. Edwards & Co. Inc., and was named chairman in March of that same year. He left J.D. Edwards in 2004 at the conclusion of the company’s integration with PeopleSoft. Mr. Dutkowsky has served on the board of McAfee, Inc. since 2001.

Neither Mr. Dutkowsky nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company. Mr. Dutkowsky has no family relationship with any director or executive officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1	Press release dated September 13, 2006 announcing the appointment of Robert M. Dutkowsky to Chief Executive Officer and a member of Tech Data Corporation’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

September 13, 2006	/s/ JEFFERY P. HOWELLS
Jeffery P. Howells
Executive Vice President &
Chief Financial Officer
Tech Data Corporation